AMENDMENT NO. 9

MASTER INVESTMENT ADVISORY AGREEMENT

This Amendment dated as of May 24, 2019, amends the Master Investment Advisory Agreement (the “Agreement”), dated June 1, 2000, by and between Short-Term Investments Trust, a Delaware statutory trust, and Invesco Advisers Inc., a Delaware corporation.

W I T N E S S E T H:

WHEREAS, the Trust desires to amend the Agreement to add Invesco Oppenheimer Institutional Government Money Market Fund;

NOW, THEREFORE, the parties agree as follows;

1.	Schedule A and Schedule B to the Agreement are hereby deleted in their entirety and replaced with the following:

SCHEDULE A

FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement
Invesco Government & Agency Portfolio	June 1, 2000

Invesco Liquid Assets Portfolio	November 24, 2003

Invesco Oppenheimer Institutional Government Money Market Fund	May 24, 2019

Invesco STIC Prime Portfolio	November 24, 2003

Invesco Tax-Free Cash Reserve Portfolio	April 30, 2008

Invesco Treasury Obligations Portfolio	June 1, 2000

Invesco Treasury Portfolio	June 1, 2000

SCHEDULE B

COMPENSATION TO THE ADVISOR

The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

Invesco Liquid Assets Portfolio

Invesco STIC Prime Portfolio

Invesco Treasury Portfolio

Net Assets	Annual Rate
All Assets	0.15%

Invesco Government & Agency Portfolio

Net Assets	Annual Rate
All Assets	0.10%

Invesco Oppenheimer Institutional Government Money Market Fund*

Net Assets	Annual Rate
All Assets	0.10%

Invesco Treasury Obligations Portfolio

Net Assets	Annual Rate
First $250 million	0.20%
Over $250 million up to and including $500 million	0.15%
Over $500 million	0.10%

Invesco Tax-Free Cash Reserve Portfolio

Net Assets	Annual Rate
All Assets	0.20%

2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

*	The advisory fee payable by the Fund shall be reduced by any amounts paid by such Fund under the Administrative Services Agreement between such Fund and Invesco Advisers, Inc.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

SHORT-TERM INVESTMENTS TRUST

Attest:	/s/ Peter Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		(Jeffrey H. Kupor)
Senior Vice President

INVESCO ADVISERS, INC.

Attest:	/s/ Peter Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		(Jeffrey H. Kupor)
Senior Vice President